INNATE PHARMA
French société anonyme organized with a Supervisory Board and an Executive Board
Share capital of 3,945,638.55 euros
Registered office: 117, Avenue de Luminy, 13009 Marseille
424 365 336 R.C.S. Marseille

TERMS AND CONDITIONS FOR THE
FREE SHARES GRANT PROGRAM OF
INNATE PHARMA
AGA Bonus 2020-1
By decision of the Executive Board dated July 13, 2020

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•Framework for the free shares allocation operation
a.Framework and general principle for the free shares allocation operation
The purpose of these terms and conditions (the “Terms and Conditions”) is to govern the free shares allocation plan (the “Allocation Plan”) put in place to the benefit of employed members of the Executive committee, employed senior executives and/or corporate officers of the company, Innate Pharma (the “Company”), as well as entities linked to the Company within the meaning of Article L. 225-197-2 of the French Commercial Code (together, “Innate Pharma Group”).
The Terms and Conditions were approved by the Executive Board on July 13, 2020.
The Terms and Conditions enable the beneficiaries designated by the Executive Board (the “Beneficiaries”) to receive, free of charge, one or more existing or new ordinary shares (the “Free Shares”) of the Company (the “Allocation”).
Except in the individual cases provided for by the Terms and Conditions, the Free Shares will not be fully vested until the end of a period equal to one year starting from the date of the Allocation decision, subject to compliance with the conditions and criteria provided for in Article 2.2 of the Terms and Conditions (the “Vesting Period”). During the Vesting Period, the Beneficiaries shall not be the owners of the Free Shares and the rights resulting from such shares are non-transferable. The Beneficiaries eventually become the owners of the Free Shares on the full vesting of the shares at the end of the Vesting Period (the “Definitive Vesting”), as defined in Article 2.1 of the Terms and Conditions.
Starting from the Definitive Vesting date, the fully vested Free Shares will become freely transferrable at the end of a retention period of one year during which the Beneficiaries will be formally prohibited to transfer the Free Shares attributed (the “Retention Period”), subject to the cases mentioned in Article 3.3 of the Rules.
At the end of the Retention Period, the Beneficiaries may freely dispose of their Free Shares.
The Beneficiaries thus are associated with the Company’s performance through (i) the conditions of Definitive Allocation defined in Article 2.2 of the Terms and Conditions and (ii) the evolution of the value of the Free Shares.
The financial benefit obtained due to the Allocation is subject to a specific regime regarding fiscal and social security contributions. The Beneficiary should make their own inquiries about the fiscal and social security regime applicable to him or her on the relevant date.
As needed, it is specified that the Allocation is an offer reserved for the Beneficiaries designated by the Executive Board on a limited basis, and that it does not represent a public offer.
None of the provisions of the Terms and Conditions constitute an element of the Beneficiary’s employment contract. The rights and obligations resulting from the working relationship between the Beneficiary and the Company cannot in any case be affected by the Terms and Conditions, from which they are totally separate. Therefore, participation in the Allocation Plan shall not confer any right regarding the continuation of a working relationship.

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b.Legal Framework
These Terms and Conditions are subject to the current French legal and regulatory provisions in effect as of the date of the Terms and Conditions governing free shares allocation plans, particularly Articles L. 225-197-1 et seq. of the French Commercial Code.
c.Authorisation of the Shareholders’ General Meeting of May 19, 2020
In accordance with the aforementioned legal provisions, the Company Shareholders’ General Meeting held on May 19, 2020 authorised in its 20th resolution the Executive Board to proceed, to the benefit of members of the Executive committee, employed senior executives and/or corporate officers of the Company and its consolidated subsidiaries as of December 31, 2019, eligible within the meaning of the foresaid provisions, to the allocation of a maximum of 200,000 new or existing Free Shares.
d.Allocation decision by the Executive Board
The Executive Board decided on July 13, 2020 to allocate the Free Shares to the Beneficiaries under the terms and conditions laid out in the Terms and Conditions (the “Allocation Decision”). This Allocation Decision represents the starting point of the Vesting Period.
The Beneficiaries of the Allocation carried out in accordance with the Terms and Conditions are not required to make any payment to the Company.
No Free Share may be allocated to a salaried staff member or executive officer holding more than 10% of the Company share capital or for whom the Allocation would have the effect of increasing their ownership stake beyond 10% of the Company share capital.
According to the Executive Board’s decision, the Free Shares granted may be new shares to be issued by the Company which may only be issued as part of the Allocation. If all of the Free Shares are fully vested, the issuance of the Free Shares will be the effected through a Company share capital increase through the special incorporation of all or part of the available reserve accounts, particularly the “issuance premium” account.
e.Maximum number of Free Shares “AGA Bonus 2020-1” to be allocated
The maximum number of Free Shares “AGA Bonus 2020-1” allocated to the Beneficiaries is set at 62,839 Free Shares.
f.Allocation of the Free Shares and acceptance by the Beneficiaries
g.
h.
i.
j.
k.
l.
i.Allocation of the Free Shares
The Allocation Decision of the Free Shares by the Executive Board represents an irrevocable commitment made by the Company to the Beneficiaries.

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The Allocation is notified individually to each Beneficiary by the Executive Board acting by delegation from the Company Shareholders’ General Meeting held on May 19, 2020.
Each eligible Beneficiary will be informed of the special terms and conditions applicable to the Free Shares Allocation by letter, a template of which is available in Appendix 1, sent to their home or delivered by hand, specifying:
•the number of Free Shares “AGA Bonus 2020-1” allocated as well as their terms and conditions;
•the Definitive Vesting date and the date of the end of the Retention Period;
•any other obligation applicable to the Beneficiary; and
•its right to accept or reject the Free Shares Allocation according to the terms and conditions established in Article 1.6.2 of the Terms and Conditions.
A copy of the Terms and Conditions is sent by email to the Beneficiary. The Beneficiary must acknowledge receipt of that letter and agree to comply with the Terms and Conditions and particularly with the Retention Period.
ii.Acceptance of the Allocation by the Beneficiaries
The Beneficiary shall declare their choice (acceptance or rejection) regarding the Free Shares Allocation by returning to the Company, within 30 days of the Allocation Decision, depending on their choice:
•the acknowledgement of receipt form, expressly accepting the Allocation as well as all of the Terms and Conditions (which he will have received by email) duly filled out and signed; or
•the Allocation refusal form, duly filled out and signed.
If no response is received within this time period, their acceptance of the Free Shares Allocation and the provisions of the Terms and Conditions will be assumed.
•Definitive Vesting conditions of the Free Shares and rights acquired by the Beneficiaries during the Vesting Period.
m.Duration of the Vesting Period
The Beneficiaries will be allocated the Free Shares free of charge and definitively, and will become the owners of the shares at the time of the Definitive Vesting upon the expiration of the Vesting Period (subject to compliance with the terms and conditions provided for above in Article 2.2 of the Terms and Conditions), which is one year starting from the Allocation Decision date.
n.General conditions and criteria for Definitive Vesting
The Free Shares Allocation to the Beneficiaries will not become final until the end of the Vesting Period subject to (i) compliance with the Presence Condition within the Innate Pharma Group on December 31, 2020 (2.2.1) and (ii) in proportion to the achievement of each Beneficiary's annual objectives as determined by the Supervisory Board (2.2.3).

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i.Presence Condition at the end of the Vesting Period
The Company’s Free Shares Allocation to the Beneficiaries is directly tied to the status of employee and/or corporate officer and/or member of an administration or supervisory body (Board of Directors or Supervisory board or, where applicable, their equivalent under foreign law) of the Innate Pharma Group between January 1 and December 31, 2020 (the “Presence Condition”).
If, for any reason whatsoever, the Presence Condition is no longer met before December 31, 2020, the Beneficiary shall lose all rights to the Definitive Vesting of the Free Shares, subject to the cases provided for in Article 2.2.2 of the Terms and Conditions below and to any decision to the contrary made by the Executive Board.
In the event of the Beneficiary’s effective resignation before December 31, 2020, the loss of entitlement to the Definitive Vesting will take effect on the date the Beneficiary’s effective resignation takes effect, subject to any decision to the contrary made by the Executive Board.
In the event of the Beneficiary’s dismissal and/or revocation before December 31, 2020, the loss of entitlement to the Definitive Vesting will take effect on the notification date of the Beneficiary’s dismissal or on the date of the revocation decision by the relevant corporate body, subject to any decision to the contrary made by the Executive Board.
For the purposes of these provisions, any contractual termination of the employment contract within the meaning of Articles L. 1237-11 et seq. of the Labour Code (or within the meaning of the provisions of equivalent foreign law) is the same as a resignation.
ii.Exceptions to the Presence Condition
As an exception to the provisions of Article 2.2.1 of the Terms and Conditions above, if the Presence Condition is no longer met on December 31, 2020 for any of the following reasons, the Free Shares shall be treated as follows, except as otherwise decided by the Executive Board:
(i)Retirement or pre-retirement: (either at the normal retirement age, or at an earlier or later date with the approval of the Innate Pharma Group company concerned), the Beneficiaries will retain their entitlement to the Definitive Vesting despite not meeting the Presence Condition, but will remain subject to the other provisions of the Terms and Conditions, excluding those tied to the Presence Condition.
(ii)Death: In accordance with the provisions of Article L. 225-197-3 of the French Commercial Code, the heirs or assignees of the Beneficiaries may, if they so desire, claim the Definitive Vesting of the Free Shares to their benefit within six months of the date of death. Upon the expiration of that six-month period, the Beneficiaries' heirs or assignees will definitively lose the option of claiming the Definitive Vesting of the Free Shares; the Definitive Vesting of the Free Shares will take place at the end of the Vesting Period.
(iii)Disability: if the Presence Condition is no longer met as a result of the Beneficiaries being declared invalids of the second or third category of

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Article L. 341-4 of the French Social Security Code, the Beneficiaries will retain their entitlement to the Definitive Vesting despite not meeting the Presence Condition, but will remain subject to the other provisions of the Terms and Conditions, excluding those tied to the Presence Condition.

Furthermore, if the Innate Pharma Group company for whom the Presence Condition is met no longer belongs to the Innate Pharma Group, the Beneficiary will retain their entitlement to the Allocation, but will remain subject to all provisions of the Terms and Conditions – excluding those tied to the Presence Condition.
If one of the exceptions set forth in (i), (ii) or (iii) above occurs, the number of Free Shares definitively vested shall be determined in accordance with Article 2.2.3 of the Terms and Conditions, and shall then be adjusted pro rata temporis to take into account the length of time the Beneficiary concerned has been a member of the Innate Pharma Group compared to the duration of the Presence Condition.

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iii.Number of Free Shares granted under the Definitive Grant
At the end of the fiscal year during which the allocation of the Free Shares took place, i.e., at the end of 2020 (or at the beginning of the following fiscal year, i.e., at the beginning of 2021), the Supervisory Board, upon recommendation of the Compensation and Nominating Committee, will record for each Beneficiary the achievement of the 2020 objectives. The Free Shares will then be definitively vested by each Beneficiary in proportion to the percentage of achievement of their individual annual objectives.
The number of Free Shares definitively allocated to each Beneficiary will be recorded by a decision of the Executive Board based on this degree of achievement. This determination will be made no later than the date of the Definitive Vesting.
o.Delivery of the Free Shares
The Executive Board will acknowledge the Definitive Vesting of the Free Shares, under the conditions provided for above, acknowledging the number of Free Shares thus acquired and will make the necessary changes to the by-laws.
At the end of the Vesting Period, the Company will transfer to each Beneficiary, by registering in a registered account the number of Free Shares determined by the Executive Board in the Allocation Decision, subject to such Beneficiary’s compliance with the Definitive Vesting conditions.
•Rights and obligations attached to the fully vested Free Shares
p.Type and category of the Free Shares
The Free Shares will enjoy, starting from the Definitive Vesting, all the rights attached to the ordinary shares composing the share capital of the Company.
q.Rights and obligations attached to the Free Shares
i.Rights and obligations attached to Free Shares during the Vesting Period
During the Vesting Period, the Beneficiaries are not the owners of the Free Shares and have no rights resulting from such shares.
ii.Rights and obligations attached to the Free Shares following the Definitive Vesting
The Beneficiaries become the owners of the Free Shares as of the Definitive Vesting date. The ownership of a Free Share entails the adherence to the Company’s by-laws and the decisions of the Company Shareholders’ General Meetings.
The Free Shares will be subject to all provisions of the Company’s by-laws applicable to ordinary shares of the Company.
The Free Shares which will be new shares will be entitled to dividends as from the first day of the financial year preceding that in which the Definitive Vesting occurs and will therefore be immediately fungible with the existing shares and negotiated on the same trading line starting from their issuance.

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The Beneficiaries of definitively allocated Free Shares may, during the Retention Period, exercise the rights attached to such shares, namely, mainly:
◦preferential subscription rights,
◦the right of communication,
◦the right to participate in meetings,
◦the right to vote, and
◦the right to dividends and any reserves distributed.
r.Non-transferability of the Free Shares during the Retention Period
The Free Shares will be non-transferable until the expiry date of the Retention Period. This non-transferability will be recorded in the registered books.
Each Beneficiary undertakes to retain the Free Shares definitively allocated to him until the expiry date of the Retention Period as specified above.
The Beneficiary may therefore only transfer, assign or lease, free of charge or against payment, by any means whatsoever, the Free Shares allocated after the expiry of the Retention Period, including in the event of a contribution to a public offering, donation, contribution to a company, etc., and subject to the cases referred to in Article L. 225-197-1 III of the French Commercial Code, Article 80 quaterdecies III of the French General Tax Code, or which would have been admitted by the tax authorities.
However, in accordance with the provisions of Article L. 225-197-1 I paragraph 6 of the French Commercial Code, the Free Shares will be freely transferable in the event of the Beneficiary's disability corresponding to his classification in the second or third category provided for in Article L. 341-4 of the French Social Security Code, whether the disability occurs before or after the end of the Vesting Period.
In the event of the death of the Beneficiary, whether during the Vesting Period or the Retention Period, the Beneficiary’ heirs will no longer be bound by the Retention Period, so that the Free Shares they have applied for in accordance with the provisions of Article 2.2.2 of the Terms and Conditions will become freely transferable.
Any act carried out in violation of this non-transferability undertaking shall be unenforceable against the Company and shall result in the lapse of the Free Shares transferred by virtue of this act belonging to the offending Beneficiary without the latter being able to claim any compensation or indemnity of any kind whatsoever.
s.Disposal of Free Shares
In accordance with Article L. 225-197-1 I paragraph 9 of the French Commercial Code, at the end of the Retention Period, the Free Shares may not be sold:
•1° Within 30 calendar days before the announcement of an interim financial report or an end-of-year report that the Company is required to make public;
•2° By the members of the board of directors or supervisory board, by the members of the executive board or holding the position of managing director or deputy

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managing director and by employees with knowledge of inside information1 that has not been made public.
t.Holding obligation of corporate officers
In accordance with Article L. 225-197-1 II paragraph 4 of the French Commercial Code, the executive officers of the Company to whom Free Shares will be distributed must hold in registered form, until the termination of their duties as executive officers, 15% of the number of Free Shares that would be definitively allocated to them, even after the Retention Period.
•Adjustments in the event of financial transactions during the Vesting Period
During the Vesting Period, in the event of financial transactions described in Appendix 2, or of a merger, demerger or reverse stock split, the maximum number of Free Shares which may be fully vested will be adjusted in order to take into account that transaction in accordance with the provisions of Article L. 228-99, paragraph 2, 3° and paragraph 5, and L. 225-197-1 III of the French Commercial Code and the provisions of Appendix 2.
For the purposes of that adjustment, the Executive Board will calculate, as of the time of Definitive Vesting, the new number of Free Shares for all transactions occurring beforehand, in accordance with the provisions above. This adjustment will be conducted so that it equalises, down to the hundredth of a share, the value of the Free Shares that will be granted after the completion of the planned transaction and the value of the Free Shares that would have been granted before the completion of the transaction. Failing to obtain a whole number of Free Shares, they will be rounded down to the nearest whole number.
Each Beneficiary will be informed of this adjustment and its consequences on the Definitive Vesting of the Free Shares.
•Fiscal and Social Security regime applicable to Beneficiaries who are French residents
The financial benefit obtained due to the Allocation falls under a specific regime regarding fiscal and social contributions. The Beneficiary should make their own inquiries about the fiscal and social security regime applicable to him or her on the relevant date.
The Beneficiary will personally pay, without the Company being asked to reimburse or compensate him or her in any way, all taxes and social security charges he or she may be declared liable for by any tax or social security administration, including those not known at the time of their acceptance of the Free Shares, and which are the result of a change in applicable law or regulations, or a change in the Beneficiary’s fiscal or social status (including residence).
Furthermore, to the extent that the Allocation of the right to receive the Free Shares, their Definitive Vesting, their delivery or the assignment thereof results in a payment or withholding obligation with regard to taxes, social security charges, or any other taxes, by an Innate Pharma Group company on behalf of the Beneficiary (or by the company of which the Beneficiary is an officer), the latter accepts from this point forward that the
1 within the meaning of Article 7 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC,

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Company may (i) delay the delivery of the Free Shares and/or (ii) impose a delivery-sale of all or part of Free Shares and withhold from the proceeds of said disposals the amounts owed to pay the taxes and/or (iii) block the assignment until the Beneficiary has paid these sums and/or (iv) withhold from the Beneficiary’s compensation the amount of taxes and charges owed related to the delivery of the Free Shares.
•Enforceability of the Terms and Conditions
The Terms and Conditions are binding upon the Company as well as the Beneficiaries.
A copy of the Terms and Conditions is sent to each Beneficiary, with it being recalled that the acceptance of the Free Shares Allocation implies the total adherence to the Terms and Conditions, without reservation.
The Beneficiary agrees to comply with the applicable laws and regulations and the provisions of the Terms and Conditions. Any violation of those laws, regulations, or provisions will result in the invalidity of the Free Shares not yet fully vested for the Beneficiary without him or her being able to claim any compensation or indemnity of any sort whatsoever.
Any dispute or legal proceeding between an entity of the Innate Pharma Group and the Beneficiary and any dispute or legal proceeding against the Beneficiary due to the performance of their duties or in relation to the Free Shares will suspend the right to the Definitive Vesting to the Beneficiary until the resolution of the dispute or legal proceedings, where applicable by a final court decision not subject to appeal, without the Beneficiary being able to claim any compensation or indemnity of any sort whatsoever. If this dispute or legal proceeding is resolved, where applicable by a final court decision not subject to appeal, against the Beneficiary, the Free Shares not yet fully vested to the Beneficiary shall become invalid, without the Beneficiary being able to claim any compensation or indemnity of any sort whatsoever.
•Notifications
All notifications made under these Terms and Conditions shall be sent in writing and, if they are sent to the Company, shall be sent to the Company’s registered office (or any other address indicated by the Company or any other proxy designated by and representing it) and, if they are sent to the Beneficiary, they shall be hand delivered at their workplace or sent to the address indicated by the Beneficiary in writing to the Company for that purpose, or by any other means of communication authorised by current legislation in force. When made by registered letter with acknowledgement of receipt, notifications are considered received on the day of their first presentation.

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•Entry into force of the Terms and Conditions - Changes - Interpretation – Compliance - Duration
u.Entry into force of the Terms and Conditions
The Terms and Conditions take effect starting from the date they are adopted by the Executive Board, i.e., July 13, 2020.
v.Changes to the Terms and Conditions
The Terms and Conditions may be amended by the Executive Board (a) if it decides that the amendment is appropriate and will have no significant negative effect on the interests of the Beneficiaries or (b) by mutual consent between the Company and the Beneficiaries.
Furthermore, in the event of a legal, regulatory, or accounting change or a change in the interpretation of such a provision, particularly regarding the fiscal or social security treatment of the rights or Free Shares granted under the Terms and Conditions, affecting the Company, a company of the Innate Pharma Group, or the Beneficiary, the Terms and Conditions may be amended by the Executive Board at its discretion in order to respond to that change in a manner it deems appropriate. As an illustration, the Executive Board may decide to reduce or extend the Vesting Period and/or the duration of the Presence Condition, reduce or remove the Retention Period and/or delete, modify, or introduce conditions to the Definitive Vesting, if that proves necessary or desirable.
The amendments thus made to the Terms and Conditions will not result in any right to compensation for the Beneficiaries, even if those amendments are unfavourable to him or her, generally or personally.
The Beneficiaries will be informed, individually or by any other mean deemed appropriate by the Company, of any amendments to the Terms and Conditions that affect their rights under the Terms and Conditions.
Such information may be provided by individual notification, information at the workplace, or any other means the Executive Board deems appropriate.
w.Interpretation of the Terms and Conditions
It will be up to the Company’s Executive Board to interpret the provisions of the Terms and Conditions in accordance with current legislation in force in France as of the day on which the Terms and Conditions are finalised.
The Terms and Conditions will prevail in the event of a question of interpretation between any other document and the Terms and Conditions themselves.
If any of the clauses is potentially or totally considered null and void, the other provisions of the Terms and Conditions will remain in full effect.
x.Compliance with the Terms and Conditions
None of the Executive Board’s options to lift certain terms and conditions of the Terms and Conditions, none of the amendments to the Terms and Conditions that may be made by the Executive Board as provided for above in Article 8.2 of the Terms and Conditions, and no interpretation of the Terms and Conditions as provided for above in Article 8.3 may have the effect of making an exception to the legal and regulatory provisions in force and governing free shares plans, particularly Articles L. 225-197-1 et seq. of the French Commercial Code and call into question the fiscal treatment and social security

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contributions related to the Free Shares, whether for the Beneficiary or for the Company, or for the Innate Pharma Group entity to which the Beneficiary belongs.
y.Duration
The Terms and Conditions will remain in effect until the expiry of the Retention Period applicable to the Free Shares allocated under the Terms and Conditions.
•Applicable Law - Competent Courts - Language
The Terms and Conditions are governed by French law.
Any difficulties that may arise regarding the interpretation or application of the Terms and Conditions will be subject to the exclusive jurisdiction of the competent courts within the jurisdiction of the Court of Appeal of Aix-en-Provence.
In case of translation of the Terms and Conditions, only the French version shall prevail.

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Appendix 1
Template of the letter that will be sent to each Beneficiary to inform him/her of the grant of Free Shares

INNATE PHARMA
A limited liability company in société anonyme form, with an Executive Board and Supervisory Board, with share capital of 3 945 638,55 euros
Registered office: 117, Avenue de Luminy, 13009 Marseille
424 365 336 R.C.S. Marseille

[Beneficiary’s name]

Marseille, date: [__] 2020

[Registered letter with acknowledgement of receipt/Delivered by hand]
Re: 2020-1 Bonus Free Shares Grant plan of the Company

[Dear Sir or Madam]

We are pleased to inform you that, pursuant to the Shareholders’ General Meeting held on May 19, 2020, the Executive Board decided on July 13, 2020 a grant of 62,839 2020-1 Bonus Free Shares (the “2020-1 Bonus Free Shares”) to the benefit of employed members of the Executive committee, employed senior executives and/or corporate officers of the Company or of its consolidated subsidiaries.
The Company’s Executive Board proposes to grant [__] 2020-1 Bonus Free Shares to you.
The Definitive Vesting date for your 2020-1 Bonus Free Shares is July 13, 2021 and the date of the end of the Retention Period is 13 July 2022.
The conditions for the definitive acquisition of the Grant of Free Shares on the Definitive Vesting date are defined in the Terms and Conditions.
In addition, please find attached the decision of the Executive Board of the Company dated July 13, 2020 to grant Free Shares, which is based on the twentieth resolution of the Company's Shareholders' General Meeting of May 19, 2020 and the terms and conditions of the plan for the grant of Free Shares adopted by the Executive Board (the "Terms and Conditions").
Please read the Terms and Conditions carefully, as they set forth the general terms and conditions of the Free Shares, which must be complied with.
As a beneficiary of the Grant of Free Shares, we inform you that you have the option to either accept or reject this grant. In the event that you reject it, you will be eligible to receive your annual

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variable compensation in cash, without any additional bonus. In this respect, please indicate your choice by ticking the corresponding box below.
We would also be grateful if you could countersign this letter and return it to the Company at its registered office address before July 13, 2020, failing which your acceptance will be presumed.
We thank you in advance and ask you to receive our sincere greetings.

________________________________
Mondher Mahjoubi
Chairman of the Executive Board of the Company

*        *
*

FORM

As a beneficiary of the 2020-1 Bonus Free Shares:

I hereby expressly accept that 50% of my annual bonus be paid in Free Shares as well as all of the Terms and Conditions, in particular the formal commitment to respect the retention period.

I hereby expressly reject the Grant of 2020-1 Bonus Free Shares proposed to me and opt for the payment of my entire annual bonus in cash.

________________________________
                    Beneficiary’s name

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Appendix 2
Adjustment rules

Pursuant to Article L. 228-98 of the French Commercial Code,
(i)the Company will have the right to change its legal form or its object without prior approval of the Beneficiary;
(ii)the Company will have the right, without prior approval of the Beneficiary, to modify the rules for distributing its profits, amortize its capital or create preference shares leading to such a change or write-off, subject to having taken the necessary steps to maintain their rights in accordance with Article L. 228-98 3° of the French Commercial Code; and
(iii)in the event of its capital being reduced, on account of losses, through a reduction in the nominal value or the number of the shares comprising the capital, the rights of the Beneficiary will consequently be reduced, as if their Free Shares had been definitely allocated to him or her before the date on which the reduction of capital became final. In the event of the capital being reduced through a reduction in the number of the shares, the new number of Free Shares that may be definitely allocated to the Beneficiary will be equal to the previous number multiplied by the following ratio:

Number of shares composing the share capital after the operation
Number of shares composing the share capital before the operation

Furthermore, at the end of the following operations:
•financial operations with listed subscription preferential right or free allocation of listed warrants;
•free allocation of shares to the shareholders, consolidation or division of shares;
•incorporation of reserves, profit or premiums through an increase in the nominal amount of the shares;
•distribution of reserves or premiums in cash or in kind;
•free allocation to the shareholders of any securities other than the Company’s shares;
•change in the distribution of profits and/or creation of preference shares;
•share capital amortisation;
that the Company may carry out after the Allocation, when the Inscription Date (as defined below) is fixed on a date preceding the date of the Definitive Vesting, the rights of the Beneficiary will be maintained by adjusting the number of Free Shares which may be definitely allocated to the Beneficiary in accordance with the terms below.
The “Inscription Date” is the date on which the ownership of the shares of the Company is fixed in order to determine which shareholders will benefit from the operation.
In case of adjustments to be carried out pursuant to paragraphs below, the new number of Free Shares shall be rounded down to the nearest whole number of Free Shares. The potential following adjustments will be carried out on the basis of such new number of Free Shares so determined and rounded.

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•In the event of financial operations with listed preferential subscription right:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share after detachment of the preferential subscription right + Value of the preferential subscription right
Value of the share after detachment of the preferential subscription right

For the purposes of calculating this ratio, the values of the share after detachment of the preferential subscription right and of the preferential subscription right shall be equal to the arithmetic average of their first trading prices quoted on the regulated market of Euronext in Paris (“Euronext Paris”) (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares of the Company or the preferential subscription rights are listed) for the all trading days within the subscription period.

•In the event of financial operations realised by free allocation of listed warrants to the benefit of the shareholders with the right to participate in a placement of securities created through the exercise of the warrants not exercised by their owners subsequent to the subscription period open to them:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by following ratio:

Value of the share after the detachment of the warrant + Value of the warrant
Value of the share after detachment of the warrant

For the purposes of calculating this ratio:
•the value of the share after detachment of the warrant shall be equal to the volume-weighted average of (i) the prices of the Company’s shares quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) during all the trading days within the subscription period and, (ii) (a) the disposal price for the securities disposed in connection with the placement, if these are shares equivalent to the existing shares of the Company, allocating to the disposal price the volume of shares disposed in connection with the placement or (b) the prices of the Company’s shares quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) at the date on which the disposal price for the securities disposed in connection with the placement is determined if these are not shares equivalent to the existing shares of the Company;

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•the value of the warrant shall be equal to the volume-weighted average of (i) the price of the warrants quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the warrants are listed) during all the trading days within the subscription period and, (ii) the implied value of the warrants resulting from the disposal price for the securities disposed in connection with the placement, which is the difference (if positive), adjusted by the exercise parity of the warrant, between the disposal price for the securities disposed in connection with the placement and the subscription price of the securities upon exercise of the warrants, by allocating to this value the corresponding volume of the warrants exercised to allocate the securities disposed in connection with the placement.
•In the event of free allocation of shares to the shareholders, and in case of division or consolidation of the shares:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by the following ratio:

Number of shares composing the share capital after the operation
Number of shares composing the share capital before the operation

•In the event of distribution of reserves or premiums in cash or in kind:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to that former number, multiplied by the following ratio:

Value of the share before the distribution
Value of the share before the distribution – Amount of the distribution per share or value of the securities or value of the assets delivered per share

For the purposes of calculating this ratio:
•the value of the share before the distribution shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed ) for the last three trading days preceding the date on which the shares are quoted ex-distribution;
•if the distribution is made in kind:
•in the case of distribution of listed securities on a regulated market or similar market, the value of the distributed securities will be determined as mentioned above;
•in the case of distribution of securities not listed on a regulated market or similar market, the value of the delivered securities shall be equal, if they were to be listed on a regulated market or similar market during the ten trading days beginning on the date on which the shares are quoted ex-distribution, to the volume-weighted average of the prices quoted on such market for the first three trading days on which the securities are listed during such period; and

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Free translation – for information purpose only

•in the other cases (distributed securities not listed on a regulated market or similar market or listed for less than three trading days within the ten trading days period mentioned above or in the case of the distribution of assets), the value per share of the securities or the assets distributed will be determined by an internationally-renowned independent adviser to be appointed by the Company.
•In the event of free allocation of securities other than the Company’s shares:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by the following ratio:
z.If the right to free allocation of securities is listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market):

Value of the share ex-free allocation right + Value of the free allocation right
Value of the share ex-free allocation right

For the purposes of calculating this ratio:
•the value of the share ex-free allocation right shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares ex-free allocation right are listed) of the share ex-free allocation right for the first three trading days beginning on the date on which the Company’s shares are listed ex-free allocation right;
•the value of free allocation right shall be determined as indicated in the paragraph above. If the free allocation right is not listed for each of the three trading days, its value will be determined by an internationally-renowned independent adviser to be appointed by the Company.
aa.If the right to free allocation of securities is not listed on Euronext Paris (or on another regulated market or similar market):

Value of the share ex-free allocation right + Value of the securities allocated per share
Value of the share ex-free allocation right

For the purposes of calculating this ratio:
•the value of the share ex-free allocation right will be determined in accordance with paragraph 5.1 above;
•if the allocated securities are listed or are expected to be listed on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market) within a ten trading days period beginning on the date on which the shares are quoted ex-distribution, the value per share of the securities allocated shall be equal to the volume-weighted average of the such securities prices quoted on such market for the first three trading days on which the securities are listed during such period. If the allocated securities are not listed during each of the three

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Free translation – for information purpose only

trading days, the value per share of the allocated securities shall be determined by an internationally-renowned independent adviser to be appointed by the Company.
•In the event of a change by the Company in the distribution of profits and/or the creation of preference shares:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share before the change
Value of the share before the change – Reduction of the right to profits per share
For the purposes of calculating this ratio:
•the value of the share before the change will be determined by using the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) for the last three trading days preceding the date of the change;
•the reduction of the right to profits per share will be determined by an independent adviser appointed by the Company.
Notwithstanding the above, if such preference shares are issued with preferential subscription rights or through a free allocation to shareholders of warrants for such preference shares, the new exercise parity shall be adjusted in accordance with paragraphs 1 or 5 above.
•In the case of an amortisation of share capital:
The new number of Free Shares which may be definitely allocated to the Beneficiary shall be equal to the former number, multiplied by the following ratio:

Value of the share before the amortisation
Value of the share before the amortisation – Value of the amortisation per share

For the purposes of calculating this ratio, the share value before the amortisation shall be equal to the volume-weighted average of the prices quoted on Euronext Paris (or, in the absence of trading on Euronext Paris, on another regulated market or similar market on which the shares are listed) for the last three trading days preceding the date on which the shares are listed ex-amortisation.

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